Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FOURTH-QUARTER

AND FULL-YEAR 2006 RESULTS

Company Provides 2007 Guidance and 2008 Outlook;

Describes Opportunities for Utility Investment and Debt Retirement

TAMPA, February 6, 2007 — TECO Energy, Inc. (NYSE:TE) today reported fourth-quarter net income of $48.9 million, or $0.23 per share, compared to $52.0 million, or $0.25 per share, in the fourth quarter of 2005. Fourth-quarter net income and earnings per share from continuing operations were $48.4 million, or $0.23 per share, in 2006, compared to $52.6 million or $0.25 per share in the fourth quarter of 2005.

Full-year 2006 net income and earnings per share were $246.3 million, or $1.19 per share, in 2006, compared to $274.5 million, or $1.33 per share, in the same period in 2005. Full-year 2006 net income and earnings per share from continuing operations were $244.4 million, or $1.18 per share, in 2006, compared to $211.0 million, or $1.02 per share, in 2005.

TECO Energy Chairman and CEO Sherrill Hudson said, “I’m proud of the way the team members at all of our companies remained focused on delivering strong financial results for the year, even after some setbacks earlier in the year, including the impact of high oil prices on our synthetic fuel production and the effects of mild weather on our Florida utilities.”

Hudson went on to say, “In 2006, we met our goals for earnings, cash, additional early debt retirement and investment in our operating companies, even with the reduced benefits from the production of synthetic fuel. Now, with the oil price risk related to synthetic fuel production eliminated for 2007 through our hedging strategy, our team can focus on the business fundamentals, which we expect to produce strong results this year.”

In 2006, fourth-quarter net income from continuing operations included a $9.0 million, or $0.04 per share, net benefit to earnings from the production of synthetic fuel and the sale of the ownership interests in the synthetic fuel production facilities, compared to a $15.7 million, or $0.08 per share, benefit from the production of synthetic fuel in the 2005 period. Fourth-quarter 2006 results also included a $3.1 million after-tax gain on the sale of an unused steam turbine and a $0.7 million after-tax charge for Hurricane Katrina-related damages at TECO Transport. Fourth quarter 2005 results included a $4.0 million after-tax net benefit at TECO Transport from a $13.7 million after-tax insurance recovery partially offset by $9.7 million of after-tax hurricane-related costs and a $1.7 million charge related to early debt retirement (see the Results Reconciliation table later in this release).

Full-year 2006 net income reflects a $32.1 million, or $0.16 per share, benefit to earnings from synthetic fuel production, compared to $82.4 million, or $0.40 per share, in the 2005 period. In 2006, results from continuing operations also included gains from the sale of the McAdams Power Station assets and unused steam turbines, and charges related to Hurricane Katrina damage at TECO Transport. In 2005, results from continuing operations included $46.7 million, or $0.23 per share, of after-tax charges for early debt retirement. (See the Results Reconciliation table later in this release.)

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The potential benefits from the production of synthetic fuel are reduced when oil prices are above the threshold level for the phase out of the synthetic fuel-related tax credits. The reduction in earnings benefits due to the 35% phase out were $11.6 million and $36.7 million for the fourth-quarter and full-year 2006 periods, respectively. (See the TECO Coal section later in this release.)

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release, which exclude certain charges and gains. Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

(in millions)	3 months Ended Dec. 31		12 months Ended Dec. 31
	2006	2005	2006	2005
Net income	$48.9	$52.0	$246.3	$274.5
Net income from continuing operations	$48.4	$52.6	$244.4	$211.0
Non-GAAP Results With Synthetic Fuel	$46.0	$50.3	$233.6	$254.7
Non-GAAP Results Excluding Synthetic Fuel	$37.0	$34.6	$201.5	$172.3

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits for the periods shown.

(in millions)	3 months Ended Dec. 31		12 months Ended Dec. 31
	2006	2005	2006	2005
Net Income (loss)
Tampa Electric	$19.4	$23.6	$135.9	$147.1
Peoples Gas System	7.0	6.7	29.7	29.6
TECO Coal	19.3	24.9	78.8	115.4
TECO Transport	7.8	9.9	22.8	20.2
TECO Guatemala	11.0	7.0	37.6	40.4
TWG Merchant(1)	—	—	—	(14.6)
Parent/other	(16.1)	(19.5)	(60.4)	(127.1)

Net income from continuing operations	48.4	52.6	244.4	211.0
Discontinued operations	0.5	(0.6)	1.9	63.5

Total net income	$48.9	$52.0	$246.3	$274.5

(1)	As of Jan. 1 2006, only historical data is presented for TWG Merchant, as all merchant assets have been divested or impaired.

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Operating Company Results:

Tampa Electric

Net income for the fourth quarter was $19.4 million, compared with $23.6 million for the same period in 2005. Results for the quarter reflect 2.5% average customer growth, increased retail energy sales and increased sales to other utilities. Operations and maintenance expense increased $7.4 million after tax, as expected. The increase included, among other items, after-tax increases of $1.9 million for additional spending on transmission and distribution system reliability and customer service enhancements, $2.1 million for higher employee-related costs and $1.0 million for increased property insurance cost.

Total retail energy sales increased 0.7% as average customer growth of 2.5% in the 2006 fourth quarter was partially offset by mild weather patterns and lower average per-customer energy usage. Total degree days in Tampa Electric’s service area were 1% above normal and 2% above the 2005 period. Although the number of degree days indicated favorable weather, weather patterns in the fourth quarter of 2006 included relatively few sustained periods of extreme temperatures and thus did not generate significant energy sales.

Full-year 2006 net income was $135.9 million, compared to $147.1 million in 2005. In 2006, retail energy sales were 0.6% higher and off-system energy sales were 11.4% higher than in the same period in 2005. The higher energy sales were more than offset by the expected increase in operation and maintenance expense. Compared to 2005, after-tax non-fuel operations and maintenance expense was $24.3 million higher, including, among other items, after-tax increases of $8.3 million of additional spending on transmission and distribution system reliability and customer service enhancements, $5.3 million of additional spending on coal-fired unit performance improvements, $6.3 million of higher employee-related costs and $3.3 million of increased property insurance cost.

In 2006, average annual customer growth of 2.8% (almost 18,000 new customers) was partially offset by mild weather and 1% lower average residential per customer energy usage. Total degree days in Tampa Electric’s service area were 3% below normal but 1% above 2005. Tampa Electric estimates that the pattern of mild weather characterized by relatively few sustained periods of extreme temperatures reduced energy sales approximately 1% in 2006 compared to normal weather patterns.

In 2006, energy consumption per residential customer declined due to the combined effects of weather, price elasticity and changes in residential building trends. One of the factors contributing to this phenomenon is an increase in the number of condominiums and multi-family units, such as apartments, recently completed in the Tampa metropolitan area. Condominiums and multi-family units, which comprised about 36% of new customers in 2006, tend to have fewer square feet of air conditioned space per residence and use less energy per square foot due to more energy efficient construction. In addition, the higher costs for natural gas and coal, which are reflected in customers’ bills through the fuel adjustment clause, have caused customers to use less electricity in general. On a weather-normalized basis, retail energy sales to customers other than the phosphate industry, which is not weather sensitive, increased 1.5% and 1.8% in the 2006 fourth-quarter and full-year periods, respectively, compared to the 2005 period.

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Peoples Gas

Peoples Gas reported net income of $7.0 million for the fourth quarter, compared to $6.7 million in the same period in 2005. Quarterly results reflect average customer growth of 3.8%, increased sales to residential and commercial customers, strong off-system sales and increased gas transported for power generation customers, partially offset by higher non-fuel operations and maintenance costs. Results in 2006 included $0.4 million from the small energy services companies, which provide marketing, sales support and gas management services.

Full-year 2006 net income was $29.7 million, compared to $29.6 million in 2005. These results reflect non-fuel operations and maintenance expenses that were $2.2 million above 2005 levels and mild winter weather that was partially offset by 3.3% average customer growth, as well as higher energy sales to residential customers, strong off-system sales and increased gas transported for power generation customers. Operations and maintenance expense increased, primarily due to higher employee-related costs. After a very strong 2005 performance, sales to commercial customers declined slightly due to higher natural gas prices in early 2006. Results in 2006 included $1.7 million from the energy services operating companies described above.

TECO Coal

TECO Coal achieved fourth-quarter net income of $19.3 million, compared to $24.9 million in the same period in 2005. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel were $10.3 million in 2006, compared to $9.2 million in 2005. These results exclude the $9.0 million net benefits related to synthetic fuel production in 2006, which were reduced by the effect of high oil prices, and $15.7 million net benefits in 2005, when there was no reduction in benefits. (See the Results Reconciliation table.) Fourth-quarter net income in 2006 reflects a $3.8 million after-tax charge to reduce deferred tax assets consistent with a recent reduction in the Kentucky state income tax rate.

Total sales were 2.6 million tons in the 2006 fourth quarter, including 1.7 million tons of synthetic fuel, compared to 2.6 million tons, including 1.5 million tons of synthetic fuel, in the 2005 period. Compared to the fourth quarter in 2005, results reflect a 4% higher average net selling price per ton across all products, which excludes transportation allowances. In 2006, the cash cost of production increased 7% in the fourth quarter, compared to the 2005 period. Higher production costs reflect higher costs associated with new safety regulations, the costs associated with mining new areas following equipment relocations in the third quarter, and higher costs for explosives, conveyor belts and steel-related products than in 2005.

TECO Coal recorded full-year 2006 net income of $78.8 million in 2006, compared to $115.4 million in 2005. Excluding the $32.1 million benefit associated with the production of synthetic fuel, TECO Coal’s full-year 2006 Non-GAAP Results Excluding Synthetic Fuel were $46.7 million, compared to $33.0 million in 2005, which excluded $82.4 million of earnings benefits from the production of synthetic fuel. (See the Results Reconciliation table.) Compared to 2005, results reflect a 13% higher average net per-ton selling price across all products, excluding transportation allowances, partially offset by higher production costs. For the full-year 2006, the cash cost of production increased 12% over 2005. In addition to the cost factors affecting the quarter and higher diesel fuel prices in the first three quarters, this increase was due in part to additional exploration expenses incurred in the third quarter to optimize future mine plans, and second- and third-quarter relocation of mining equipment from high cost of production locations to locations that are expected to stabilize future costs of production.

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Full-year 2006 total sales were 9.8 million tons, including 5.3 million tons of synthetic fuel, compared to 9.7 million tons, including 6.4 million tons of synthetic fuel in 2005. Lower synthetic fuel sales volumes reflect the idling of production facilities from late July through mid-September due to estimated average annual oil prices above the break-even level. Total coal sales were not impacted as synthetic fuel sales contracts permitted the substitution of conventional coal for synthetic fuel while the synthetic fuel production was idled.

Synthetic Fuel Earnings Benefits

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
(after-tax in millions)	2006	2005	2006	2005
Synthetic fuel net benefit before phase out	$19.8	$18.4	$70.5	$82.3
Phase out impact	(11.6)	—	(36.7)	—
Adjustment for full-year oil prices	3.0	—	—	—
Mark-to-market gain (loss)	(2.2)	(2.7)	(1.7)	0.1

Net synthetic fuel earnings benefit	$9.0	$15.7	$32.1	$82.4

The benefits from the production of synthetic fuel reflect the estimated 35% reduction in revenues from third-party synthetic fuel investors based on estimated average annual oil prices of $66/Bbl at Dec. 31, compared to estimated oil prices of approximately $67/Bbl, or a 39% phase out, at Sept. 30. The decrease in the phase out of revenues from synthetic fuel production as a result of lower estimated average annual oil prices resulted in an adjustment to the estimated revenues at Sept. 30, 2006, which increased net income from synthetic fuel $3.0 million in the fourth quarter.

The phase-out range will be based on oil prices represented by the annual average of Producer First Purchase Prices reported by the U.S. Department of Energy. Based on the actual relationship of these prices reported through October and NYMEX prices, TECO Coal estimates the initial phase-out level for 2006 to begin at $62/Bbl on a NYMEX basis, and that the tax credits would be fully phased out at $76/Bbl on a NYMEX basis. Actual Department of Energy Producer First Purchase Prices for the full year, which are normally reported in late March of the following year, may cause positive or negative adjustments to estimated 2006 results and would be recorded in the first quarter of 2007.

Actual net cash generation from synthetic fuel production in 2006 was approximately $65 million, which includes the reduction of revenue from third-party investors, the effects of the temporary idling of synthetic fuel production and the cost of production, compared to a potential $140 million without the effects of high oil prices.

TECO Transport

TECO Transport recorded fourth-quarter 2006 net income of $7.8 million, compared to $9.9 million in the same period in 2005. In 2006, fourth-quarter results reflect higher river barge rates and higher equipment utilization at both the river and oceangoing operations, compared to 2005, which included a net $4.0 million benefit from a $13.7 million after-tax insurance recovery partially offset by $9.7 million of after-tax Hurricane Katrina-related repair expenses. In 2005, operations were disrupted significantly due to damage to the terminal in Louisiana from Hurricane Katrina. TECO Transport’s fourth-quarter 2006 non-GAAP results of $8.5 million exclude $0.7 million of after-tax costs associated with the final repairs of Hurricane Katrina damage at TECO Transport, compared to non-GAAP results of $5.9 million in the same period in 2005, which excluded the hurricane costs and insurance recoveries discussed above. (See the Results Reconciliation table.)

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Full-year net income was $22.8 million in 2006, compared to $20.2 million in 2005. The 2006 results reflected higher river barge rates and equipment utilization, improved oceangoing equipment utilization, lower repair costs at TECO Ocean Shipping, and higher Tampa Electric movements partially offset by higher fuel costs and lower tonnage for third-party customers. Full-year non-GAAP results of $25.8 million in 2006 excluded $4.5 million of after-tax direct costs associated with damage from Hurricane Katrina at TECO Bulk Terminal and TECO Barge Line, and $1.5 million of after-tax insurance recovery at TECO Barge Line, compared to 2005 non-GAAP results of $19.1 million, which excluded $12.6 million of direct Hurricane Katrina costs and $13.7 million of insurance recovery. (See the Results Reconciliation table.)

TECO Guatemala

TECO Guatemala reported fourth-quarter net income of $11.0 million in 2006, compared to $7.0 million in the 2005 period. The 2006 results reflect 4.3% customer growth at EEGSA, 11% higher generation by the San José Power Station and lower interest expenses, which were partially offset by higher fourth-quarter operation and maintenance expenses and tax rates compared to 2005. Results in 2005 included the one-year benefit of the 5% tax rate on dividends under the Jobs Creation Act, while 2006 reflects the normal 35% tax rate.

Full-year 2006 net income of $37.6 million, compared to $40.4 million in 2005, was driven by 4.3% customer growth at EEGSA, 3% higher generation at the San José Power Station, higher capacity payments at the Alborada Power Station, lower insurance and interest expense, and operating and maintenance expenses essentially unchanged from 2005 levels more than offset by the higher tax rate described above.

Parent / Other

The cost for Parent/Other in the fourth quarter was $16.1 million, which included $1.5 million of after-tax costs associated with the retirement of the remaining outstanding $100 million of 8.5% trust preferred securities, compared to a cost of $19.5 million in the same period in 2005. In 2006, the non-GAAP results for Parent/Other in the fourth quarter were a cost of $19.2 million, compared to a cost of $17.8 million in the 2005 period. In 2006, fourth-quarter non-GAAP results excluded a $3.1 million after-tax gain on the sale of an unused steam turbine that had been previously impaired to a zero book value. In 2005, fourth-quarter non-GAAP results excluded a $1.7 million after-tax charge associated with the early retirement of $100 million of 8.5% trust preferred securities. (See the Results Reconciliation table.)

In 2006, the full-year Parent/Other cost was $60.4 million, compared to $127.1 million in 2005. These results were driven by pretax parent interest expense which was $18.1 million lower in the full-year 2006 period due to the debt redemption and refinancing actions initiated in mid-2005. This was offset, in part, by no longer allocating interest to TWG Merchant. Parent interest allocated to the operating companies was $23.1 million in 2006, compared to $36.2 million in 2005. Investment income on cash and short-term investments increased $6.6 million over 2005 as a result of higher interest rates and higher investment balances. In 2006, the full-year non-GAAP cost was $74.2 million, compared to $80.4 million in 2005. Full-year 2006 Non-GAAP results in Parent/Other excluded the $8.1 million

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after-tax gain on the sale of the remaining assets of the unfinished McAdams Power Station, which had been previously impaired, and $5.7 million of after-tax gains on unused steam turbines that had been previously impaired. Non-GAAP results in 2005 excluded $46.7 million of after-tax charges associated with the early retirement of debt.

Discontinued Operations

In 2006, fourth-quarter net income from discontinued operations was $0.5 million, compared to a loss of $0.6 million in the same period of 2005. Results from discontinued operations in both periods reflect tax adjustments and adjustments to previous estimates for the energy services companies that had been previously sold. Net income from discontinued operations in the full-year period was $1.9 million, compared to $63.5 million in the 2005 period. The 2006 results reflect primarily recovery of amounts that had been previously written off and the tax adjustments noted above at the small energy-services companies. The 2005 results reflect the operating results from the Union and Gila River power stations through the end of May 2005 and the $76.5 million after-tax gain recorded upon their transfer to the lending bank group at the end of May 2005. Net income from discontinued operations in 2005 also included the results for the Commonwealth Chesapeake Power Station until its sale in April 2005.

Cash and Liquidity

The table below sets forth the Dec. 31, 2006 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

Balances as of Dec. 31, 2006

(in millions)	Consolidated	Tampa Electric	Other	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts / LCs	57.5	48.0	—	9.5

Available credit facilities	617.5	427.0	—	190.5
Cash	441.6	5.1	34.2	402.3

Total Liquidity	$1,059.1	$432.1	$34.2	$592.8

Consolidated restricted cash (not included above)	$37.3		$37.3

Consolidated restricted cash of $37.3 million includes $30.0 million held in escrow until the end of 2007 related to the sale of an interest in the synthetic coal production facilities. In addition to consolidated cash, as of Dec. 31, 2006, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $18.7 million and restricted cash of $8.2 million, which are not included in the table above.

In 2006, consolidated cash flow from operations was $566.9 million, which included, among normal operating items, the Florida Public Service Commission (FPSC)-approved recovery of previously under-recovered 2005 fuel costs partially offset by the credit on customers’ bills related to Tampa Electric’s sale of excess SO2 emission credits. In addition, cash from operations reflects a $30 million early contribution to the pension plan in 2006. Cash flow from operations includes the costs associated with synfuel production, but the proceeds from the third-party synfuel investors are reported as cash from investing and financing activities.

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In 2006, consolidated cash increased $95.9 million, which reflected capital expenditures of $455.7 million, dividend payments to shareholders of $158.7 million, the early retirement of $100 million of 8.5% trust preferred securities at the parent, net utility borrowing of $68 million and the gross proceeds from the third party synthetic fuel investors, which totaled $123.3 million in 2006, compared to $206.4 million in 2005.

Strategic Opportunities to Fund Tampa Electric Growth and Debt Retirement

TECO Energy continues to evaluate opportunities to fund investments in Tampa Electric’s growth and to continue its debt retirement plans.

Chairman and CEO Sherrill Hudson, stated, “In 2006, we committed to retiring an additional $500 million of parent debt in the 2008 to 2010 period, beyond the $357 million of parent debt maturing in 2007. We’re now exploring our options to meet or exceed our debt retirement commitments, and to make additional investments in our principal business, Tampa Electric, to support its growing capital requirements.”

“At the same time, given the growth opportunities available to TECO Transport, we want to ensure that the business is best positioned to realize its potential in today’s transportation market. For this reason, among the alternatives we’re considering to address our capital priorities is a review of the options for the long-term future of TECO Transport, including its possible sale. This is an option that is not taken lightly, as TECO Transport has a long history as a solid and profitable performer in the TECO Energy family of companies,” said Hudson.

He added that today’s strong M&A market for transportation companies could lead to good outcomes for all constituents and makes this an opportunity worth looking at, with the potential for good value for TECO Energy, growth for TECO Transport, and an excellent opportunity for an investor focused on marine transportation markets.

Tampa Electric’s capital considerations include its next large scale generating capacity addition (for which it is considering integrated gasification/combined-cycle technology), Florida Public Service Commission-required storm hardening plan for its transmission and distribution system, and its share of transmission system upgrades needed to meet reliability standards in Central Florida. These new activities are expected to significantly increase Tampa Electric’s capital spending in the 2007 through 2012 period, above levels previously forecast.

TECO Energy has retained Morgan Stanley to assist in evaluating potential strategic opportunities for TECO Transport. The company would expect to use proceeds from a potential sale for the early implementation of the previously announced parent debt retirement plans in the 2008 through 2010 period. This would position TECO Energy to redeploy cash that was planned for debt retirement in those years to Tampa Electric in the form of parent equity contributions to fund its generation expansion and other capital needs. At this early stage in the strategic review process, it is not practical to predict the cash and earnings impacts of actions that might result if a sale were completed.

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2007 Earnings Outlook

TECO Energy expects 2007 results from continuing operations on a per-share basis within a range of $0.97 and $1.07, excluding benefits from the production of synthetic fuel, but including TECO Transport for the full year. In 2007, reported GAAP net income will include the benefits of synthetic fuel production for comparability to 2006 and expected 2008 results. TECO Energy will continue to also provide Non-GAAP Results Excluding Synthetic Fuel, and is providing its 2007 results guidance on this basis.

Tampa Electric expects higher net income to be driven by customer growth of 2.5% and weather-normalized energy sales growth of 2.8%. Non-fuel operation and maintenance expense is expected to increase at inflationary levels. In addition, the company expects higher AFUDC on the investment in the NOx control projects that are under construction at the Big Bend Power Station and Environmental Cost Recovery Clause-related earnings on the first NOx control project to be completed, Big Bend Unit 4, which is expected to enter service in May.

Peoples Gas expects net income to decline slightly in 2007 as customer growth and therm sales growth are expected to be more than offset by the effects of higher operation and maintenance expense and higher depreciation expense as a result of a depreciation study required every five years by the FPSC, which was approved in January 2007. Operations and maintenance expense, excluding costs related to FPSC-approved energy conservation programs recovered separately, are expected to increase at about inflationary levels.

TECO Coal Non-GAAP Results Excluding Synthetic Fuel are expected to decline in 2007. Total sales are expected to be in a range between 9 and 9.5 million tons in 2007, which includes 5.7 million tons of synthetic fuel, compared to 9.8 million tons, including 5.3 million tons of synthetic fuel in 2006. The lower expected sales volume reflects the current coal market conditions where inventory accumulation due to mild weather in 2006 and early 2007 has depressed prices for utility steam coal. Excluding synthetic fuel, the average fully-loaded cash and pretax margins per ton are expected to be in line with 2006 margins of about $10 and $6 per ton, respectively.

TECO Transport expects higher net income from higher oceangoing rates, higher utilization of tonnage tax qualified vessels, improved operating efficiencies at the terminal and increased tonnage through the terminal in Louisiana. TECO Ocean Shipping expects increased shipyard days and associated repair expense due to the normal cycle of regulatory required inspections and repairs.

TECO Guatemala expects 2007 net income consistent with 2006 levels. Lower interest expense as a result of lower interest rates and the amortization of the non-recourse debt on the San José Power Station are expected to be offset by lower results at EEGSA. Results at EEGSA are expected to be driven by higher energy sales to retail customers being more than offset by lower transmission wheeling revenues.

Costs at TECO Energy parent are expected to decline due to the retirement of the remaining $100 million of 8.5% trust preferred securities in December 2006; the repayment of the $57 million of 5.93% junior subordinated notes, which was completed in January 2007; and the repayment of the $300 million of 6.125% notes maturing in May 2007. Investment income is expected to decline due to lower cash balances as debt is retired.

Expected Effects of Synthetic Fuel Production on Cash and Earnings

In January 2007, TECO Coal entered into oil price hedge instruments that protect against the risk of high oil prices reducing the value of the tax credits related to the production

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of synthetic fuel in 2007. When combined with the hedges entered into in October 2006, the additional instruments protect approximately $195 million of the gross cash benefits expected from the third-party investors for the production of synthetic fuel over the full expected average annual oil price range of $63 to $79 per barrel on a NYMEX basis. The oil price range between $63 and $79 per barrel is the expected phase-out range for synthetic fuel benefits for 2007. The hedges in place provide approximately a dollar-for-dollar recovery of lost synthetic fuel revenues in the event of a phase out over the estimated phase-out range. The total cost of the hedges was approximately $37 million.

The value of the hedge instruments may vary during the year, depending on year-to-date actual oil prices plus oil price futures for the remainder of the year, which will be reflected as mark-to-market adjustments in quarterly earnings from synthetic fuel production.

The following table illustrates the estimated components of synthetic fuel earnings and cash at various oil prices for the 5.7 million tons of synthetic fuel production expected in 2007.

(in millions)	2007 Synthetic Fuel Earnings and Cash
NYMEX Price	Phase out	Investor Revenue	Production Cost (1)	Hedge Cost	Hedge Payoff	Net Cash	Net Income
<$63	0%	$195	$58	$37	$0	$100	$70
65	12%	172	58	37	23	100	70
67	25%	146	58	37	49	100	70
69	38%	121	58	37	74	100	70
71	50%	98	58	37	97	100	70
73	63%	72	58	37	123	100	70
$79	100%	$0	$58	$37	$195	$100	$70

(1)	Incremental costs associated with the production of synthetic fuel.

2007 Cash Outlook

Consolidated cash flow from operations for 2007 is expected to be $660 million, driven by operating company results, the FPSC-approved net recovery of $123 million of previous under-recovery of fuel in 2005 and 2006 partially offset by the credits to customers for SO2 emission credits sales at Tampa Electric, and costs associated with synfuel production. Cash flow from operations includes the cost of synthetic fuel production but excludes proceeds from the third-party synfuel investors, which are reported as cash from investing and financing activities.

TECO Energy expects consolidated cash balances to decrease $160 million by the end of 2007 compared to year-end 2006. In addition to the cash flow from operations items described above, this change is expected to be driven by the retirement of $57 million of 5.93% debt completed in January 2007; the retirement of $300 million of 6.125% notes in May 2007, capital expenditures of $510 million, the expected $100 million net proceeds from the production of synthetic fuel, dividend payments of $160 million to common stock shareholders and net utility borrowing of approximately $60 million. Plans for 2007 also include the refinancing of $150 million of Tampa Electric Company debt and the $110 million of tax-exempt debt at TECO Transport.

TECO Energy expects parent cash to decrease $180 million in 2007. These results are expected to be driven by $357 million of parent debt reduction, the benefits of TECO

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Energy’s net operating loss position on taxes and an equity contribution from TECO Energy to Tampa Electric of approximately $80 million to maintain its capital structure during a period of significant capital investment in environmental controls.

2008 Outlook

In April 2006, TECO Energy provided a 2008 target for earnings per share of $1.23, and associated assumptions, some of which have changed. As detailed in April, a major assumption for that target was continued strong coal markets with pretax cash margins from coal sales of $12 per ton and coal production between 10.5 and 11 million tons.

The primary change in current expectations compared to those outlined in April 2006 is the substantially different coal market for TECO Coal. Coal prices have declined significantly below the levels expected in April 2006 due to mild weather and industry-wide increased production in 2006 which resulted in inventory levels above historical averages primarily at steam coal customers. In response to these market conditions, TECO Coal and other coal companies have reduced sales forecasts and production. Based on the current market conditions TECO Coal expects its 2008 earnings to be approximately $0.10 per share lower than those projected in April 2006 driven primarily by lower volumes, which are subject to market conditions.

Due to changes in conditions, TECO Energy is withdrawing the $1.23 per share target. TECO Energy will continue to evaluate the impact of the changes in markets and conditions discussed above and other factors included in the business outlook throughout 2007 and will provide a 2008 outlook when appropriate.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains and charges and earnings from the production of synthetic fuel in the 2006 and 2005 quarterly and full-year periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

Management believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

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Results Reconciliation

(in millions)	3 Months Ended Dec. 31		12 Months Ended Dec. 31
	2006	2005	2006	2005
GAAP net income	$48.9	$52.0	$246.3	$274.5

Exclude discontinued operations(1)	(0.5)	0.6	(1.9)	(63.5)

GAAP net income from continuing operations	$48.4	$52.6	$244.4	$211.0

Add TECO Transport hurricane costs	0.7	9.7	4.5	12.6
Exclude TECO Transport hurricane insurance recovery	—	(13.7)	(1.5)	(13.7)
Add parent debt extinguishment(2)	—	1.7	—	46.7
Exclude Dell & McAdams valuation adjustment and gain on sale, net	—	—	(8.1)	(1.9)
Exclude sale of unused steam turbines	(3.1)	—	(5.7)	—

Total charges and gains	(2.4)	(2.3)	(10.8)	43.7

Non-GAAP results from continuing operations (3)	$46.0	$50.3	$233.6	$254.7

Exclude synthetic fuel benefit	(9.0)	(15.7)	(32.1)	(82.4)

Non-GAAP results excluding synthetic fuel	$37.0	$34.6	$201.5	$172.3

(1)	Discontinued operations for the 12-months ended 2005 included the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, as well as the energy services companies, and the gain on the final transfer of the Union and Gila River power stations in May 2005. Discontinued operations in 2006 reflect primarily recovery of amounts that had been previously written off and the tax adjustments noted above at the small energy services companies.
(2)	Included the second-quarter 2005 redemption premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007 and the fourth-quarter 2005 write-off of unamortized debt issuance costs associated with the December 2005 redemption of $100 million of 8.5% trust preferred securities.
(3)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its fourth-quarter results at 9:00 am Eastern time, Tuesday, Feb. 6, 2007. The Webcast will be accessible through the link on TECO Energy’s Web site: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay on the Web site for 30 days, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

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Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release. Factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; uncertainty related to any sale of TECO Transport; an adverse outcome in the previously disclosed litigation; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of hurricanes or other extreme weather conditions; commodity price and operating cost changes affecting the production levels and margins at TECO Coal and margins at TECO Transport, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; changes in the oil price relationship between the Department of Energy’s Producer First Purchase Price and oil futures prices as reported on NYMEX which affects the synthetic fuel tax credit phase-out range; the actual change in inflation in 2007 which affects the final value of the synthetic fuel related tax credits; TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits and TECO Coal’s exposure to changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005.

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SUMMARY INFORMATION AS OF DEC. 31, 2006

(millions except per share amounts)	3 Months Ended		12 Months Ended
	2006	2005	2006	2005
Revenues	$826.2	$770.0	$3,448.1	$3,010.1

Net income (loss) from continuing operations	$48.4	$52.6	$244.4	$211.0
Net income (loss) from discontinued operations	0.5	(0.6)	1.9	63.5

Net income (loss)	$48.9	$52.0	$246.3	$274.5

Earnings (loss) per share from continuing operations – basic	$0.23	$0.25	$1.18	$1.02
Earnings (loss) per share from discontinued operations – basic	—	—	0.01	0.31

Earnings (loss) per share – basic	$0.23	$0.25	$1.19	$1.33

Earnings (loss) per share – diluted	$0.23	$0.24	$1.18	$1.31
Average common shares outstanding – basic	208.3	207.4	207.9	206.3
Average common shares outstanding – diluted	209.2	209.5	208.7	208.2

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

DECEMBER 2006

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions except share data)	2006	2005	2006	2005
Revenues
Regulated electric and gas	$614.6	$570.8	$2,660.3	$2,293.8
Unregulated	211.6	199.2	787.8	716.3

Total revenues	826.2	770.0	3,448.1	3,010.1
Expenses
Regulated operations
Fuel	193.8	98.3	803.4	461.1
Purchased power	51.6	79.3	221.3	269.7
Cost of natural gas sold	70.0	103.6	365.3	350.2
Other	80.2	75.2	294.0	270.3
Operation other expense
Mining related costs	126.2	112.7	450.2	412.5
Waterborne transportation costs	57.2	47.8	217.8	191.8
Other	3.9	7.3	15.6	49.3
Maintenance	46.9	39.9	183.3	168.4
Depreciation	71.2	71.0	282.2	282.2
Sale of previously impaired assets / Asset impairments	(5.0)	3.2	(20.7)	3.2
Taxes, other than income	51.8	48.2	217.5	194.7

Total expenses	747.8	686.5	3,029.9	2,653.4

Income from operations	78.4	83.5	418.2	356.7
Other income (expense)
Allowance for other funds used during construction	1.3	0.0	2.7	0.0
Other income	27.7	35.3	94.5	171.6
Gain (loss) on debt extinguishment	(2.5)	(2.7)	(2.5)	(74.2)
Income from equity investment	16.0	16.7	58.9	60.4

Total other income	42.5	49.3	153.6	157.8
Interest charges
Interest expense	69.7	68.5	279.4	288.7
Allowance for borrowed funds used during construction	(0.5)	0.0	(1.1)	0.0

Total interest charges	69.2	68.5	278.3	288.7

Income before provision for income taxes	51.7	64.3	293.5	225.8
Provision (benefit) for income taxes	26.0	30.9	118.7	101.9

Income from Continuing Operations before minority interests	25.7	33.4	174.8	123.9
Minority Interests	22.7	19.2	69.6	87.1

Income (loss) from Continuing Operations	48.4	52.6	244.4	211.0
Discontinued operations
Income (loss) from discontinued operations	0.0	0.0	2.3	88.2
Income tax provision (benefit)	(0.5)	0.6	0.4	24.7

Total discontinued operations	0.5	(0.6)	1.9	63.5

Net income (loss)	$48.9	$52.0	$246.3	$274.5

Average common shares outstanding (millions)	208.3	207.4	207.9	206.3

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.23	0.25	1.18	1.02
Earnings per share from continuing operations — diluted	0.23	0.24	1.17	1.00

Earnings per share — basic	0.23	0.25	1.19	1.33
Earnings per share — diluted	0.23	0.24	1.18	1.31

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Dec-31-2006	Dec-31-2005
Assets
Current assets
Cash and cash equivalents	$441.6	$345.7
Restricted cash	37.3	37.6
Receivables	338.3	323.3
Inventories at average cost
Fuel	85.0	84.9
Materials and supplies	74.6	68.9
Current derivative asset	7.1	64.0
Income tax receivables	18.8	11.1
Prepayments and other current assets	27.3	40.4
Regulatory assets - current	255.7	273.3

Total current assets	1,285.7	1,249.2

Property, plant and equipment
Utility plant in service
Electric	5,030.4	4,892.3
Gas	877.7	839.5
Construction work in process	334.1	200.0
Other property	841.9	822.7

Property plant and equipment at original cost	7,084.1	6,754.5
Accumulated depreciation	(2,317.2)	(2,187.6)

Total property, plant and equipment (net)	4,766.9	4,566.9

Other assets
Deferred income taxes	630.2	759.9
Other investments	8.0	8.0
Regulatory assets	231.3	99.9
Investment in unconsolidated affiliates	292.9	297.1
Goodwill	59.4	59.4
Long-term derivative asset	0.1	4.9
Deferred charges and other assets	87.3	116.8
Assets held for sale	0.0	8.0

Total other assets	1,309.2	1,354.0

Total assets	$7,361.8	$7,170.1

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$566.6	$5.9
Non-recourse	1.3	1.3
Junior subordinated debt	71.5	0.0
Notes payable	48.0	215.0
Accounts payable	326.5	354.7
Other current liabilities	14.2	0.0
Customer deposits	129.5	115.2
Current derivative liability	70.3	0.3
Interest accrued	50.5	50.0
Taxes accrued	25.3	34.9
Regulatory liabilities - current	46.7	146.8
Liabilities associated with assets held for sale	0.0	1.8

Total current liabilities	1,350.4	925.9

Other liabilities
Investment tax credit	14.7	17.3
Regulatory liabilities	555.3	543.1
Long-term derivative liability	3.7	0.0
Deferred credits and other liabilities	496.1	382.9
Long-term debt, less amount due within one year
Recourse	3,202.2	3,519.8
Non-recourse	10.4	11.7
Junior subordinated debt	0.0	177.7

Total other liabilities	4,282.4	4,652.5

Total Liabilities	5,632.8	5,578.4
Capital
Common equity	209.5	208.2
Paid in capital	1,466.3	1,527.0
Retained earnings	83.7	(83.1)
Accumulated other comprehensive income	(30.5)	(51.1)

Common equity	1,729.0	1,601.0
Unearned compensation	0.0	(9.3)

Total capital	1,729.0	1,591.7

Total liabilities and capital	$7,361.8	$7,170.1

Book Value Per Share	$8.25	$7.69

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(millions)	2006	2005	2006	2005
Cash flows from operating activities
Net income (loss)	$48.9	$52.0	$246.3	$274.5

Adjustments to reconcile net income to net cash:
Depreciation	71.2	71.0	282.2	282.2
Deferred income taxes	22.7	26.2	112.3	110.8
Investment tax credit, net	(0.6)	(0.7)	(2.6)	(2.7)
Allowance for funds used during construction	(1.3)	0.0	(2.7)	0.0
Non-cash stock compensation	2.2	1.4	11.5	5.5
Gain on asset sales, pretax	(20.5)	(28.7)	(67.0)	(261.6)
Noncash debt extinguishment, pretax	2.5	2.6	2.5	19.8
Equity in earnings of unconsolidated affiliates	(11.5)	(13.6)	(3.4)	(35.9)
Minority interest	(22.7)	(19.2)	(69.6)	(87.1)
Deferred recovery clause	(8.7)	(93.3)	53.4	(154.3)
Asset impairment, pretax	0.0	3.2	0.0	3.2
Receivables, less allowance for uncollectibles	1.5	9.8	(26.0)	(56.7)
Inventories	2.6	0.2	(5.8)	(38.1)
Prepayments and other current assets	1.3	(15.1)	11.4	(11.3)
Taxes accrued	(58.6)	(44.7)	(17.0)	(17.4)
Interest accrued	(39.4)	(34.2)	0.5	17.5
Accounts payable	27.0	1.4	(18.0)	119.0
Other	32.3	17.4	58.9	9.7

	48.9	(64.3)	566.9	177.1

Cash flows from investing activities
Capital expenditures	(154.0)	(81.5)	(455.7)	(295.3)
Allowance for funds used during construction	1.3	0.0	2.7	0.0
Net proceeds from sale of assets	58.7	40.4	100.4	310.1
Cash paid on disposition of business	0.0	0.0	0.0	(31.8)
Restricted cash	0.0	19.9	0.3	47.6
Investment in unconsolidated affiliates	6.2	2.7	7.3	2.8
Other non-current investments	(7.8)	(0.1)	(6.7)	0.9

	(95.6)	(18.6)	(351.7)	34.3

Cash flows from financing activities
Dividends	(39.7)	(39.5)	(158.7)	(157.7)
Common stock	6.2	1.7	12.5	16.2
Proceeds from long-term debt	0.0	0.0	327.5	311.9
Repayment of long-term debt	(106.2)	(100.1)	(199.3)	(494.1)
Minority interest	18.2	17.2	65.7	83.1
Exchange of equity units	0.0	0.0	0.0	180.2
Net increase (decrease) in short-term debt	48.0	195.0	(167.0)	100.0
Equity contract adjustment payments	0.0	0.0	0.0	(2.0)

	(73.5)	74.3	(119.3)	37.6

Net increase in cash and cash equivalents	(120.2)	(8.6)	95.9	249.0
Cash and cash equivalents at beginning of period	561.8	354.3	345.7	96.7

Cash and cash equivalents at end of period	$441.6	$345.7	$441.6	$345.7

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas (5)	TECO Coal	TECO Transport	TECO Guatemala	TWG Merchant		Other & Eliminations		TECO Energy
Three months ended Dec. 31,
2006	Revenues - outsiders	$492.1	$122.6	$153.0	$56.5	$2.0	$—		$(0.0)		$826.2
	Sales to affiliates	0.5	—	—	24.4	—	—		(24.9)		—

	Total revenues	492.6	122.6	153.0	80.9	2.0	—		(24.9)		826.2
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.1)	15.6	—		0.5		16.0
	Depreciation	46.6	9.2	9.5	5.5	0.2	—		0.2		71.2
	Total interest charges (1)	26.7	3.9	2.8	1.2	3.8	—		30.8		69.2
	Allocated interest expense (1)	—	—	2.6	(0.5)	3.7	—		(5.8)		—
	Provision (Benefit) for income taxes	11.0	4.5	13.5	2.7	3.5	—		(9.2)		26.0
	Net income (loss) from continuing operations	$19.4	$7.0	$19.3	$7.8 (4)	$11.0	$—		$(16.1	) (2)	$48.4

2005	Revenues - outsiders	$416.2	$154.6	$140.1	$55.8	$1.9	$(0.1)		$1.5		$770.0
	Sales to affiliates	0.5	—	—	19.7	—	—		(20.2)		—

	Total revenues	416.7	154.6	140.1	75.5	1.9	(0.1)		(18.7)		770.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.2)	14.0	—		2.9		16.7
	Depreciation	47.2	8.9	9.0	5.2	0.3	0.3		0.1		71.0
	Total interest charges (1)	26.2	3.8	3.8	1.2	5.2	0.2		28.1		68.5
	Allocated interest expense (1)	—	—	3.1	(0.2)	3.6	(0.1)		(6.4)		—
	Provision (Benefit) for income taxes	16.0	4.1	14.0	5.6	0.9	(2.7)		(7.0)		30.9
	Net income (loss) from continuing operations	$23.6	$6.7	$24.9	$9.9 (4)	$7.0	$—		$(19.5	) (2)	$52.6

Twelve months ended Dec. 31,
2006	Revenues - outsiders	$2,082.7	$577.6	$574.9	$205.1	$7.6	$—		$0.2		$3,448.1
	Sales to affiliates	2.2	—	—	103.4	—	—		(105.6)		—

	Total revenues	2,084.9	577.6	574.9	308.5	7.6	—		(105.4)		3,448.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.3)	58.7	—		0.5		58.9
	Depreciation	186.3	36.5	36.4	22.1	0.6	—		0.3		282.2
	Total interest charges (1)	107.4	15.7	10.6	4.5	15.0	—		125.1		278.3
	Allocated interest expense (1)	—	—	9.9	(1.4)	14.6	—		(23.1)		—
	Provision (Benefit) for income taxes	80.3	18.8	35.6	10.9	8.7	—		(35.6)		118.7
	Net income (loss) from continuing operations	$135.9	$29.7	$78.8	$22.8 (4)	$37.6	$—		$(60.4	) (2)	$244.4

2005	Revenues - outsiders	$1,744.3	$549.5	$505.1	$192.5	$7.7	$0.4		$10.6		$3,010.1
	Sales to affiliates	2.5	—	—	85.7	—	—		(88.2)		—

	Total revenues	$1,746.8	$549.5	$505.1	$278.2	$7.7	$0.4		$(77.6)		3,010.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.3)	57.9	—		2.8		60.4
	Depreciation	187.1	35.0	36.8	21.4	0.8	0.7		0.4		282.2
	Total interest charges (1)	98.3	15.1	13.4	5.1	15.9	10.4		130.5		288.7
	Allocated interest expense (1)	—	—	12.5	(0.6)	14.2	10.1		(36.2)		—
	Provision (Benefit) for income taxes	90.6	18.5	64.9	8.1	(1.9)	(10.9)		(67.4)		101.9
	Net income (loss) from continuing operations	147.1	29.6	115.4	20.2 (4)	40.4	(14.6	) (3)	(127.1	) (2)	$211.0

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 12 months ended Dec. 31, 2006 include the $8.1 million gain on the sale of McAdams taking place in the 2nd quarter of 2006, $5.7 million gain on two sales of steam turbines originally reported in TECO Guatemala, $2.6 million in the third quarter and $3.1 million in the fourth quarter. Results for the 12 months ended Dec. 31, 2005 include $46.7 million of after-tax debt extinguishment charges at TECO Parent. Results for the 3 months ended Dec. 31, 2005 includes $1.7 million of after-tax debt extinguishment charges at TECO Parent.
(3)	TWG Merchant’s results for the 12 months ended Dec. 31, 2005 included a net $1.9 million benefit related to the Dell and McAdams power stations. Note that in 2006, remaining results for TWG Merchant are included in Parent/other.
(4)	TECO Transport’s results include net storm (costs) benefits of: $(0.7) million for the three months ended Dec. 31, 2006, $(3.0) million for the 12 months ended Dec. 31, 2006, $4.0 million for the three months ended Dec. 31, 2005 and $1.1 million for the 12 months ended Dec. 31, 2005.
(5)	Results for Peoples Gas in 2006 include the remaining operating TECO Solutions companies.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Three Months Ended December 31,	2006	2005		2006	2005
Residential	$221,381	$197,597	12.0	2,005,360	2,006,380	(0.1)
Commercial	149,618	128,471	16.5	1,573,359	1,545,923	1.8
Industrial — Phosphate	16,462	13,900	18.4	251,459	252,173	(0.3)
Industrial — Other	27,978	24,064	16.3	328,832	331,798	(0.9)
Other sales of electricity	41,415	35,820	15.6	425,611	418,407	1.7

	456,854	399,852	14.3	4,584,621	4,554,681	0.7
Deferred and other revenues	10,317	(3,955)	—	—	—	—
Sales for resale	16,015	11,624	37.8	185,798	163,416	13.7
Other operating revenue	9,402	9,174	2.5	—	—	—
SO2 Allowance Sales	(1)	0	—	—	—	—

	$492,587	$416,695	18.2	4,770,419	4,718,097	1.1

Average customers	659,460	643,154	2.5	—	—	—

Retail Output to Line				4,577,760	4,596,849	(0.4)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Twelve Months Ended December 31,	2006	2005		2006	2005
Residential	$956,741	$838,101	14.2	8,720,867	8,558,461	1.9
Commercial	602,370	516,441	16.6	6,356,828	6,233,982	2.0
Industrial — Phosphate	61,510	63,271	(2.8)	936,070	1,148,902	(18.5)
Industrial — Other	112,952	96,318	17.3	1,343,293	1,328,635	1.1
Other sales of electricity	162,146	140,305	15.6	1,668,006	1,641,857	1.6

	1,895,719	1,654,436	14.6	19,025,064	18,911,837	0.6
Deferred and other revenues	34,063	(75,983)	—	—	—	—
Sales for resale	71,068	50,550	40.6	862,135	773,646	11.4
Other operating revenue	39,043	38,054	2.6	—	—	—
SO2 Allowance Sales	45,032	79,758	(43.5)	—	—	—

	$2,084,925	$1,746,815	19.4	19,887,199	19,685,483	1.0

Average customers	653,706	635,748	2.8	—	—	—

Retail Output to Line				20,025,082	19,862,357	0.8

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended December 31,	2006	2005		2006	2005
By Customer Segment:
Residential	$32,777	$40,824	(19.7)	18,336	17,307	5.9
Commercial	36,412	49,222	(26.0)	94,984	92,704	2.5
Industrial	2,586	2,424	6.7	48,746	51,035	(4.5)
Off System Sales	36,318	47,787	(24.0)	52,645	34,511	52.5
Power generation	2,990	3,735	(19.9)	72,403	64,070	13.0
Other revenues	9,982	10,570	(5.6)			—

	$121,065	$154,562	(21.7)	287,114	259,627	10.6

By Sales Type:
System supply	$89,088	$121,653	(26.8)	88,401	69,422	27.3
Transportation	21,995	22,339	(1.5)	198,713	190,205	4.5
Other revenues	9,982	10,570	(5.6)	—	—	—

	$121,065	$154,562	(21.7)	287,114	259,627	10.6

Average customers	331,010	318,843	3.8	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended December 31,	2006	2005		2006	2005
By Customer Segment:
Residential	$145,976	$138,898	5.1	73,040	70,730	3.3
Commercial	164,426	173,833	(5.4)	375,674	380,289	(1.2)
Industrial	11,467	10,867	5.5	209,111	208,032	0.5
Off System Sales	192,690	176,657	9.1	247,510	186,593	32.6
Power generation	13,997	13,724	2.0	395,714	291,697	35.7
Other revenues	43,351	35,483	22.2		—	—

	$571,907	$549,462	4.1	1,301,049	1,137,341	14.4

By Sales Type:
System supply	$439,226	$426,741	2.9	391,165	337,094	16.0
Transportation	89,330	87,238	2.4	909,884	800,247	13.7
Other revenues	43,351	35,483	22.2		—	—

	$571,907	$549,462	4.1	1,301,049	1,137,341	14.4

Average customers	329,044	318,385	3.3	—	—	—

*	in thousands